Exhibit 99.1

ZORAN CORPORATION

Summary of Compensation Arrangements

with Named Executive Officers and Directors

(Amended as of November 23, 2005)

OFFICERS

Set forth below is a description of the compensation arrangements for each of our executive officers.

		2005
Name	Title	Base Salary	Target Bonus

Gerzberg, Levy	President/CEO	$391,000	100%
Schneider, Kari	Chief Financial Officer	$241,000	70%
Shenberg, Issac	Senior VP, Business Development	$200,000	60%

The executive bonus is based upon both company and individual factors during the bonus period.  The percentage of bonus payout is based upon achievement of both company and individual goals and decided upon by the Board of Directors compensation committee.

DIRECTORS

The general Zoran Corporation Board in Directors compensation plan provides the following compensation components for service as board members, for participation at board meetings, and service on board committees going forward:

•                  Annual retainer fee of $20,000 per Director

•                  Per board meeting fee of $2,000 per Director

•                  Quarterly committee fee of $2,500 per chairperson of a board committee

•                  Quarterly committee fee of $1,500 per Directors serving on a committee

•                  Per committee meeting fee of $750 per Director

•                  Initial stock option grants of 30,000 shares per Director on appointment or election

•                  Annual stock option grants of the 15,000 shares per Director

The majority of previous director stock option grants were granted pursuant to Zoran’s 1995 Directors Stock Option Plan.  Future director stock option grants shall be granted pursuant to the Zoran Corporation 2005 Outside Directors Equity Plan.  The initial option grants become exercisable in installments of one-fourth (1/4) of the total number of shares on each of the first, second, third and fourth anniversaries of the date of grant.  The annual option grants become fully exercisable on the date immediately preceding the first annual meeting of stockholders held after the grant date of such annual option, subject to the directors continuous service.  Options granted have a term of ten (10) years.